Exhibit 10.3

                              EMPLOYMENT AGREEMENT

     This Employment Agreement is entered into as of January 1, 2004 by and between AMERICAN MOLD GUARD, INC., a California corporation (the "Company") and TOM BLAKELEY, an individual ("Executive").

     1. ENGAGEMENT. The Company hereby engages Executive to render services as Chairman of the Board and Chief Executive Officer of the Company pursuant to the terms and conditions hereof, and Executive hereby accepts such engagement. Executive shall follow the direction and supervision of the Company's Board of Directors.

     2.   NATURE OF SERVICES.

          (a) GENERAL. In his capacity as Chairman of the Board and Chief Executive Officer, Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company subject at all times to the policies set by the Company's Board of Directors, and to the consent of the Board of Directors when required by the terms of this Agreement. In particular, Executive shall oversee the operations of the Company, formulate policies and planning recommendations to the Board of Directors, formulate and execute major policies, programs and objectives to promote and ensure the continuing success and growth of the Company, execute the strategic and tactical operational growth plans for the Company, with particular emphasis on continued expansion into new products and markets and achieve maximum efficiency and profit objectives through the efforts of a strong management team.

          (b) UNIQUENESS OF SERVICES. Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive therefore expressly agrees that the Company, in addition to any other rights or remedies that the company may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Executive.

     3.   DUTIES AND OBLIGATIONS OF EXECUTIVE.

          (a) COMPETITIVE ACTIVITIES. During the term of this Agreement, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any aspect of business that is in competition in any manner whatsoever with the primary business of the Company. Executive shall not, directly or indirectly, solicit or divert business from, or attempt to convert to other methods of using the same or similar products or services provided by the Company, any client, account or locations of the Company with which Executive has had any contact as a result of his employment with the Company. Executive acknowledges and agrees that conduct of any said activities (even one not at the time then being conducted by the Company) by any person other than the Company might materially impair the business and prospects of the Company and could accordingly constitute competition with the Company.


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     4.   TERM. The initial term of employment under this Agreement shall begin on the date hereof (the "Employment Date") and shall continue for a period of five (5) years from that date, subject to prior termination in accordance with the terms hereof. Thereafter, this Agreement shall automatically be renewed for successive three (3)-year terms unless either party shall give the other ninety
(90) days prior written notice of its intent not to renew this Agreement.

     5.   COMPENSATION.

          (a) ANNUAL SALARY. As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of the Company and any of its subsidiaries, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in accordance with the Company's regular payroll practices applicable to its executive employees, an initial annual salary of $120,000.00. Executive's annual salary hereunder for the remaining years of employment shall be every six (6) months by the Board of Directors of the Company to determine whether Executive should receive a salary increase. Any such increases shall be determined by the Board of Directors of the Company in its sole discretion. Notwithstanding the foregoing, Executive's salary shall automatically be increased as follows upon the Company achieving the following quarterly gross revenue milestones:

              QTR'LY REVENUE                        ANNUAL SALARY
               $  500,000                            $170,000
               $1,000,000                            $220,000
               $2,500,000                            $270,000
               $4,000,000                            $320,000
               $5,500,000                            $370,000
               $7,000,000                            $420,000
               $8,500,000                            $470,000

          (b) BONUS. Executive shall be entitled to participate in the Company's Annual Reward Plan. The Annual Reward Plan provides for the payment of periodic bonuses to certain officers and executive employees. However, nothing in this Section 5(b) shall be construed as obligating the Company to award a bonus to Executive under the Annual Reward Plan.

          (c) PARTICIPATION IN EQUITY LNCENTIVE PLAN. Executive shall be eligible to receive stock options or restricted stock under the Company's 2004 Equity Incentive Plan, as amended from time to time, at the discretion of the Board of Directors.

          (d) FRINGE BENEFITS. Executive shall be eligible to participate, in accordance with their terms, in all medical and health plans, life insurance and pension plans and such other employment benefits or programs (other than executive bonus plans) as are maintained by the Company for its employees provided that the Company shall at ail times be free to modify or amend such plans on a Company wide basis in accordance with the provisions thereof.


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          (e)  AUTOMOBILE ALLOWANCE. Executive shall have an automobile expense allowance each month of $2,200, subject to usual record keeping requirements and to his obligation to reimburse the Company for the amount, if any, of such allowance as may be determined not to be deductible to the Company in computing federal income taxes.

          (f) PAID VACATIONS. Executive shall be entitled to paid vacation in accordance with the vacation policy of the Company (including, without limitation, any restrictions on the amount of accrued time to be paid at the expiration of the term of this Agreement), but in no event less than three (3) weeks per annum. To the extent Executive does not use the full vacation period during any year during the term hereof, the unused balance shall accrue and be carried over into subsequent years; provided, however, that no more than an aggregate of four (4) weeks may be carried forward from one year to the next with respect to unused vacation time. Pay in lieu of vacation is at the option of Executive.

          (g) REIMBURSEMENT OF EXPENSES. The Company shall reimburse Executive for all ordinary and necessary business, entertainment and other expenses reasonably incurred by Executive in the performance of his duties and obligations under this Agreement. The Company agrees to repay or reimburse Executive for such business expenses upon the presentation of itemized statements of such business expenses on the Company's regular form used for such purposes.

          (h) DISCRETIONARY EXPENSE ACCOUNT. Executive shall be provided with a discretionary expense account of $5,000 per month which may be used in conducting the Company's business.

     6.   TERMINATION.

          (a) TERMINATION BY THE COMPANY. Executive's employment hereunder may be terminated at any time upon written notice from the Company to Executive:



               (i) upon the determination by the Board of Directors of the Company that Executive's performance of his duties has not been fully satisfactory for any reason which would not constitute justifiable cause (as hereinafter defined) upon ninety (90) days' prior written notice to Executive; or

               (ii) upon the determination by the Board of Directors of the Company that there is justifiable cause (as hereinafter defined) for such termination upon ten (10) days' prior written notice to Executive.

          (b) TERMINATION UPON DEATH OR DISABILITY. Executive's employment shall terminate upon:

               (i)  the death of Executive; or

               (ii) the "disability" of Executive (as hereinafter defined pursuant to subsection (c) herein) pursuant to subsection (d) hereof.

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          (c)  DEATH OF EXECUTIVE. If Executive shall die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive's annual salary as has been accrued through the date of his death and such bonus, if any, as the Board of Directors of the Company in its sole discretion may determine to award taking into account Executive's contributions to the Company prior to his death. If Executive's death shall occur while he is on Company business, the estate of Executive shall be entitled to receive, in addition to the other amounts set forth in this subsection (e), an amount equal to one-half his then annual salary.

          (d) DISABILITY OF EXECUTIVE. Upon Executive's "disability", the Company shall have the right to terminate Executive's employment. Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his compensation as provided herein until the termination of his employment for disability. Any termination pursuant to this subsection (d) shall be effective on the date 30 days after which Executive shall have received written notice of the Company's election to terminate.

          (e) TERMINATION BY COMPANY FOR REASONS OTHER THAN DEATH, DISABILITY OR JUSTIFIABLE CAUSE. Notwithstanding any provision to the contrary contained herein, in the event that Executive's employment is terminated by the Company at any time for any reason other than justifiable cause, disability or death, the Company shall pay to Executive a severance payment equal to 24 months of his then-current monthly base salary plus target bonus, as in effect on the Executive's last day of employment, and will reimburse the Executive for cost of COBRA for medical, dental and vision for 24 months following the Executive's last day of employment. The severance payment shall be payable in full within 10 business days after the termination of Executive's employment, unless the parties agree otherwise. Additionally, in the event there occurs a termination giving rise to a severance payment by the Company to Executive pursuant to this
Section 6(e), 50% of any then-unvested options to purchase shares of the Company's common stock owned by Executive or 50% of any then-unvested shares of restricted common stock of the Company owned by Executive shall immediately become exercisable in full and shall be deemed fully vested. In the event of any termination of employment giving rise to a severance payment pursuant to this
Section 6(e), Executive shall have the right to exercise any vested options to purchase shares of the Company's common stock owned by Executive following such termination in accordance with the terms of any underlying option agreement.

          (f) TERMINATION AFTER A CHANGE OF CONTROL OR TERMINATION BY EXECUTIVE FOR GOOD REASON. The following payments and benefits will be provided to Executive by the Company (in addition to any compensation or benefits to which Executive may otherwise be entitled under any other agreement, plan or arrangement with the Company, other than a plan, policy or other arrangement providing for payments due to severance of employment) in the event of a termination of employment (as hereinafter defined) of Executive during a Change of Control (as hereinafter defined) of the Company or Executive terminates his employment for Good Reason:


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               (i)  Lump Sum Cash Payment. On or before Executive's last day of employment with the Company or any successor corporation, the Company or any successor corporation will pay Executive an amount equal to Executive's unpaid, annualized base salary for the remainder of the year in which the termination of employment occurs and a pro rata bonus through the date of termination of employment. Also, on or before Executive's last day of employment with the Company or any successor corporation, the Company or any successor corporation will pay Executive a lump sum cash payment equal to three (3) times the highest Annual Compensation (as hereinafter defined) for any of the three (3) calendar years immediately preceding the date of termination of employment. For purposes of this Section 6(f)(i), the pro-rata bonus shall be an amount equal to the highest bonus earned by Executive within the three (3) calendar years immediately preceding the date of termination of employment, pro rated for the period served during the year in which the termination of employment occurs.

               (ii) Insurance and Other Special Benefits. Executive's participation in the life, accident and health insurance, employee welfare benefit plans (as defined in the Employee Retirement Income Security Act of 1974) and supplemental early retirement plan, split dollar insurance program, personal health services allowance, health or social club benefits, and any other benefits (the "Benefits") provided to Executive prior to the Change of Control or prior to Executive's termination of employment for Good Reason shall be continued or equivalent benefits provided by the Company or any successor corporation or affiliate of such successor corporation (the "Responsible Corporation"), at no cost to Executive, for a period of three (3) years from the date of Executive's termination of employment. If for any reason the Responsible Corporation is unable to continue the Benefits, as required by the preceding sentence, the Responsible Corporation shall pay to Executive a lump sum cash payment equal to the value of the Benefits which the Responsible Corporation is unable to provide.

               (iii) Stock Rights. All stock options, stock appreciation rights, stock purchase rights, restricted stock rights and any similar rights which Executive holds shall become fully vested and be exercisable on the date of termination of employment.

          (g) TERMINATION BY EXECUTIVE FOR OTHER THAN GOOD REASON. Executive may terminate his employment at any time for any reason other than Good Reason upon 30 days' prior written notice to the Company. Upon Executive's termination of his employment hereunder, this Agreement (other than Sections 8, 9, and 10, which shall survive) shall terminate immediately. In such event, Executive shall be entitled to receive such portion of Executive's annual salary as has been accrued to date. Executive shall be entitled to reimbursement of expenses pursuant to Section 5(f) hereof and to participate in the Company's benefit plans to the extent participation by former employees is required by law or permitted by such plans, with the expense of such participation to be as specified in such plans for former employees.

          (h)  DEFINITIONS.

               (i) "Annual Compensation" shall mean the sum of the annual base salary paid or earned and annual bonus paid or earned, even though paid in a subsequent

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year, by Executive and all amounts credited to Executive, vested and unvested, under any incentive compensation or other benefit or compensation plans in which Executive participates during a calendar year.

               (ii) "Change of Control" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or
(iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

               (iii) "Disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform his duties in a normal manner for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement as reasonably determined by the Board of Directors of the Company after examination of Executive by an independent physician reasonably acceptable to Executive.

               (iv) "Good Reason" shall mean (i) the unilaterally relocation by the Company of Executive's principal workplace for the Company to a site more than 30 miles from Irvine, California, (ii) a reduction in the Executive's (A) then-current base salary without the Executive's consent, or unless other executive officers are similarly treated, or (iii) material diminution of Executive's duties, authority or position as Chairman of the Board and Chief Executive Officer of the Company without Executive's consent.

               (v) "Justifiable Cause" shall mean and be limited to: any willful breach by Executive of the performance of any of his duties pursuant to this Agreement; Executive's conviction (which through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; Executive's performance of any act or his failure to act, for which it is determined by independent counsel retained by the Board (which may be counsel for the Company), after due inquiry in which Executive is given the opportunity to be heard, that if he were prosecuted and convicted, a crime or offense involving money or property


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of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved, would have occurred; any unauthorized disclosure by Executive to any person, firm or corporation other than the Company, its subsidiaries and its and their directors, officers and employees, of any confidential information or trade secret of the Company or any of its subsidiaries; any attempt by Executive to secure any improper personal profit in connection with the business of the Company or any of its subsidiaries; the failure by Executive to devote his full time to the affairs of the Company and its subsidiaries; Executive's pursuit of activities which in the reasonable determination of the Board of Directors of the Company are inimical, or contrary, to the best interests of the Company; the engaging by Executive in any business other than the business of the Company and its subsidiaries which interferes with the performance of his duties hereunder; or Executive's repeated and willful failure to follow the instructions of the Board of Directors or the Chief Executive Officer of the Company (other than instructions which are illegal or improper) where such conduct shall not have ceased or offense cured within 30 days following written warning from the Company. Upon termination of Executive's employment for justifiable cause, this Agreement shall terminate immediately and Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive's annual salary as has been accrued through the date of his termination of employment and reimbursement of expenses pursuant to Section 5 hereof.

     7.   REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

     Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder or requiring him to perform employment, consulting, business related or similar duties for any other person.

     8.   CONFIDENTIALITY.

          (a) NON-DISCLOSURE OF INFORMATION. It is understood that the business of the Company is of a confidential nature. During the period of Executive's employment with the Company, Executive may have received and/or may secure confidential information concerning the Company or any of the Company's affiliates which, if known to competitors thereof, would damage the Company or its said affiliates. Executive agrees that during and after the term of this Agreement he will not, directly or indirectly, divulge, disclose or appropriate to his own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during the term hereof concerning such confidential matters of the Company or its affiliates, including, but not limited to, information pertaining to trade secrets, systems, manuals, confidential reports, methods, processes, designs, equipment catalogs, customer lists, operating procedures, equipment and methods used and preferred by the Company's customers, and fees paid by them. Upon termination of this Agreement, Executive shall promptly deliver to the Company all materials of a secret or confidential nature relating to the business of the Company or any of its affiliates which are, directly or indirectly, in the possession or under the control of Executive.

(b) TRADE SECRETS. Executive acknowledges and agrees that during the term of this Agreement and in the course of the discharge of his duties hereunder, Executive shall

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have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, proprietary, technical, financial, personnel, sales, scientific, and other information that is owned by the Company and regularly used in the operation of the Company's business, and that such information constitutes the Company's trade secrets. Executive specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of his employment hereunder. Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company's trade secrets obtained by Executive during the course of his employment under this Agreement, including information concerning the Company's current or any future and proposed work, services, or products, the fact that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with the Company, either during the term of this Agreement or at any other time thereafter. Executive further agrees that all files, records, documents, drawings, specifications, and similar items relating to the Company's business, whether prepared by Executive or others, are and shall remain exclusively the property of the Company and that they shall be removed from the premises of the Company only with the express prior written consent of the Company's Board of Directors.

     9. COVENANT NOT TO SOLICIT. Executive agrees that during the term of his employment and for a period equal to three years after the termination of this Agreement for any reason, Executive will not, directly or indirectly, (i) attempt to hire any employee of the Company, (ii) assist in such hiring by any other person, (iii) encourage any such employee to terminate his employment with the Company, (iv) encourage any customer of the Company to terminate its relationship with the Company and (v) encourage any supplier of the Company to terminate its relationship with the Company.

     10.  INVENTIONS AND DISCOVERIES.

          (a) DISCLOSURE REQUIREMENT. Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods of a financial or other nature (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries, solely or jointly with others, in or relating to any activities of the Company or its subsidiaries known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively the "Subject Matter").

          (b) ASSIGNMENT AND TRANSFER. Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be



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necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that Executive shall be compensated in a timely manner at the rate of $100.00 per hour (with a minimum of $500.00 per day), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after termination of his employment hereunder.

     11.  INDEMNIFICATION.

          (a) INDEMNIFICATION BY THE COMPANY. The Company shall, to the fullest extent permitted by law, indemnify Executive for any liability, damages or losses, including reasonable attorneys' fees, sustained by Executive arising out of Executive's performance of duties as an officer or employee of the Company. The Company also agrees to furnish Executive with the same Directors' and Officers' liability insurance furnished to other directors or officers from time to time.

          (b) INDEMNIFICATION BY EXECUTIVE. Executive shall indemnify and hold the Company harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Executive.

     12. SUCCESSORS; AFFILIATES. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership or corporation which may acquire all or substantially all of the Company's assets in business, or with or into which the Company may be consolidated, merged, or otherwise reorganized, and this provisions shall apply in the event of any subsequent merger, consolidation, reorganization or transfer. Executive shall, if requested by the Company, perform his services and duties as specified in this Agreement, to or for the benefit of any affiliate of the Company, including, without limitation, any parent, subsidiary of the Company or any other subsidiary of any parent of the Company. Executive may transfer or assign this Agreement or any of the rights granted hereunder to an entity owned completely by Executive, provided such transfer or assignment does not violate any applicable law and such assignment does not relieve Executive of his obligations hereunder (any savings to the Company as a result of such transfer or assignment shall be paid to Executive or his transferee) and any costs shall be borne by Executive.

     13. HEADINGS. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     14. SEVERABILITY. It is agreed that if any term, covenant, provision, paragraph or condition of this Agreement shall be illegal, such illegality shall not invalidate the whole Agreement but it shall be construed as if not containing the illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

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     15.  ENTIRE AGREEMENT. The parties hereto agree that this Agreement supersedes all existing agreements between the Company and Executive, whether oral, written, expressed or implied, and contains the entire understanding and agreement between the parties. This Agreement shall not be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties hereto.

     16. CHOICE OF LAW. This Agreement and the performance hereunder shall be construed in accordance with and under and pursuant to the laws of the State of California.

     17. NOTICES. All communications and notices hereunder shall be in writing and shall be deemed to have been duly given and delivered personally if sent by United States registered or certified mail, postage prepaid:

     If to Company:         American Mold Guard, Inc.
                            9272 Jeronimo Road, Suite 122
                            Irvine, California 92618

     With a copy to:        Kimo

     If to Executive:       Mr. Tom Blakeley
                            9272 Jeronimo Road, Suite 122
                            Irvine, California 92618

or to such other addresses as may be designated in writing by either of the parties.

     18. ARBITRATION. Any controversy or dispute arising out of or relating to this Agreement shall be settled by the submission of such controversy or dispute to binding expedited arbitration in Orange County, California before one or more arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect (or, if such Association shall not then be in existence, such other organization, if any, as shall then have become the successor of such Association, and, if there shall be no successor, then in accordance with the prevailing provisions of the laws of the State of California relating to arbitration). After notice has been given by one party to the other, the parties hereto shall attempt mutually to designate a single arbitrator; provided, however, that if such arbitrator has not been mutually designated within 15 days after the foregoing notice is given, Executive and the Company each shall, within 15 days thereafter, designate one arbitrator. No later than 45 days after the date the foregoing notice was given, the two arbitrators so designated shall select a third arbitrator. In the event the two arbitrators do not agree on selection of said third arbitrator within the specified period, the selection of said third arbitrator shall, upon request by either party hereto, be named by the American Arbitration Association. If one of the parties fails to nominate an arbitrator within the period provided above for such nomination, the arbitration shall be conducted by the sole arbitrator named by the other party. The arbitrator(s) shall promptly thereafter receive such evidence and hold such hearings in Orange County, California as such arbitrator(s) shall decide. All decisions of a panel of three arbitrators shall be by majority vote and shall be final and conclusive. In the event of any such arbitration (or if legal action shall be brought in connection therewith), the party prevailing in such arbitration (or litigation) shall be entitled to recover from the party not prevailing the costs thereof, including reasonable attorneys' and accounting fees.

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     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on the date first written above.


                                                       AMERICAN MOLD GUARD. INC.

                                                       By: /s/ Bradley Barnes
                                                       -------------------------
                                                       Bradley Barnes, President

                                                       /s/ Tom Blakeley
                                                       -------------------------
                                                       Tom Blakeley

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